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                                                            EXHIBIT 10(g)


                                  AMENDMENT #6

         This Amendment #6, effective as of the 1st day of July, 1993, amends the Research Project Management Services Agreement ("Agreement"), entered into the twenty-ninth day of August, 1989, as previously amended by Amendments #1 through #5, is entered into by and between ALLEGHENY-SINGER RESEARCH INSTITUTE, a Pennsylvania nonprofit corporation ("ASRI"), and CRYOMEDICAL SCIENCES, INC., a Delaware corporation ("Company"), pursuant to Section 9.11 thereof, according to the following terms and conditions:

         1. The Term of this Agreement is hereby extended for an additional two (2) year period ending June 30, 1995.

         2. The term "Inventions" set forth in Section 1.9 of the Agreement shall include, in addition to the Solutions, the cryosurgical system designed to freeze and destroy cancerous tumors owned by the Company.

         3. Subsection 5.1(a) of the Agreement is hereby deleted, effective as of the effective date of the Agreement, and is replaced in its entirety by following new subsection 5.1(a): "A reasonable royalty to be determined in good faith by the parties at the time the new product or technique (the "ASRI Invention") is available for licensing and shall be a percentage of net sales. Net sales shall mean the revenues from sales of a product actually received during such year by Company, after deducting returns, sales rebates, cash discounts, separately billed shipping and handling charges, sales taxes, value added taxes, and other taxes directly linked to the sale of such product. Royalties shall only be payable for commercial sales and not for research sales. Royalty rates for any such license shall be determined as a percentage of value added to Company products by the ASRI Invention to which the royalty is applicable, or as a proportion of the percentage of value added to the product in the case of joint ASRI/Company inventions. In the event the parties cannot agree on the amount of the royalty, then each party shall select one appraiser and said two appraisers shall select a third appraiser. The three appraisers shall determine the royalty and parties shall be bound to apply the royalty so determined. In determining a royalty, the parties (or appraisers) shall take into account increases in product sales, the license scope and rates conventionally granted for inventions with reasonably similar commercial potential, the relative contributions of the parties to the ASRI Invention and the cost of subsequent research and development needed to bring the ASRI Invention to the marketplace and the royalty obligations to other parties. Contingent royalty schemes (e.g. based on patent issuance or nonissuance) and other customary provisions may be provided. It is contemplated or believed by the parties that a reasonable range for royalties for a "stand-alone" invention would be between 2% and 6% of net sales of products that embody the ASRI Invention and that for improvement or "add on" ASRI Inventions the range would be prorated according to the value added to the products."
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         4.      Company shall not use the name of ASRI or Allegheny General
Hospital or the names of any Allegheny investigators in any publicity, press release, advertisement or other publication without the prior written consent of ASRI, except that Company is hereby authorized to make, without consent, disclosures required by law, including in connection with the offering to investors of its securities and as required in its filings with the Securities and Exchange Commission. The procedures for submission and review of use of name is provided in Appendix B, Guidelines for Submission and Review of Use of Name, attached hereto and incorporated herein, which Guideline shall apply only to the extent prior written consent is required by this paragraph 4.

         5. All other terms and conditions of the original Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment in multiple originals as of the date above first written.


ALLEGHENY-SINGER RESEARCH                  CRYOMEDICAL SCIENCES, INC.
INSTITUTE:

/s/ JAMES H. MCMASTER, M.D.                /s/ J.J. FINKLESTEIN
----------------------------               --------------------------
James H. McMaster, M.D.                    J. J. Finklestein
President and                              President and
  Chief Executive Officer                    Chief Executive Officer
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                                   Appendix B
              Guidelines for Submission and Review of Use of Name

Prior written consent of ASRI Vice President and AGH Vice President for Corporate Communications, or their designees, shall be obtained prior to the use of the name of any Allegheny Health, Education and Research Foundation subsidiary, including Allegheny-Singer Research Institute and Allegheny General Hospital' in any publicity, press release, advertisement, prospectus or any other investment or promotional material. Sufficient information shall be included with the text of paragraphs or sections containing references to an AHERF organization provided to the ASRI Vice President and the AGH Vice President for review to identify the context in which the information appears. ASRI's Vice President and AGH's Vice President will review and approve or,provide written explanations of any objection to material submitted to them for review of use of name within ten (10) working days of receipt of the information.


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